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MEC                                                    Magna Entertainment Corp.
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                                                       337 Magna  Drive
                                                       Aurora, Ontario
                                                       Canada  L4G 7K1
                                                       Tel (905) 726-2462
                                                       Fax (905) 726-2585

                                   EXHIBIT 99

                   MAGNA ENTERTAINMENT CORP. SIGNS AGREEMENT
                           TO ACQUIRE LONE STAR PARK


March 6, 2002, Aurora, Ontario, Canada..........Magna Entertainment Corp.
("MEC") (NASDAQ: MIEC, TSE: MIE.A, MEH) today announced that it has entered into an agreement with Lone Star Race Park, Ltd. and LSJC Development Corporation to acquire substantially all of the operations and related assets of Lone Star Park at Grand Prairie, a Thoroughbred and American Quarter Horse racetrack located near Dallas, Texas. The acquired assets include the rights under a long-term lease of Lone Star Park and a related purchase option exercisable at expiry in 2027. The purchase price of the acquisition will be satisfied by the payment of $80 million in cash and the assumption of certain liabilities, including the Lone Star Park capital lease obligation of approximately $19 million, and is subject to usual adjustments at closing. The transaction is expected to close in the second quarter of 2002, subject to certain conditions, including the receipt of regulatory approvals.

Lone Star Park at Grand Prairie was opened in 1996. It is one of the most modern racetrack and pari-mutuel wagering facilities in the United States. Lone Star Park conducts a live Thoroughbred meet from April to July and a live American Quarter Horse meet in October and November. Lone Star Park's racing season complements MEC's current racing season by adding live racing dates at a premier racetrack in the last three quarters of MEC's financial year. The track has been conditionally selected to host the Breeders' Cup World Thoroughbred Championships in 2005.

The following represents certain financial information of Lone Star Park for the year ended December 31, 2001 (numbers are rounded to nearest $ million):

Live on-track handle bet at Lone Star Park:                $ 52 million
Import handle bet at Lone Star Park:                       $178 million
Export handle bet on Lone Star Park races:                 $168 million
Total handle:                                              $398 million
Revenues:                                                  $ 66 million
Earnings Before Interest, Taxes, Depreciation
 and Amortization (EBITDA)--adjusted for
 estimated non-recurring costs:                            $  7 million

Frank Stronach, Chairman of MEC stated: "The acquisition of Lone Star Park at Grand Prairie represents another step in MEC's program of expanding its racing and wagering operations through the ownership of premier racetrack properties. We are delighted to welcome the management and staff of Lone Star Park to the MEC family and we are committed to maintaining excellent relations with the City of Grand Prairie."

Jim McAlpine, President and Chief Executive Officer of MEC, stated: "Lone Star Park is an excellent facility in a first class community that is well supported by Thoroughbred and American Quarter Horse interests in the state. We look forward to working with these groups in the years ahead to continue the growth of Thoroughbred and American Quarter Horse racing in the State of Texas. The ownership of Lone Star Park will allow MEC to provide additional quality racing for its simulcast, television and account
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wagering operations. MEC is also enthusiastic about having Lone Star Park named as the site of the Breeders' Cup 2005 World Thoroughbred Championships. This premier racing event will create tremendous excitement for Texas Thoroughbred racing."

Corey Johnsen, President and General Manager of Lone Star Park, stated, "Lone Star Park's management is excited about becoming part of the MEC family. We look forward to working with MEC to expand Lone Star Park's racing business in Texas and through distribution outlets across North America."

MEC, one of the largest operators of premier horse racetracks in the United States, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities ("OTBs"), and owns and operates a national account wagering system called XpressBet.

For more information contact:

Graham Orr
Executive Vice-President
& Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, Ontario  L4G 7K1
Tel:  905-726-7099